Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Air Industries Group (the “Company”) on Form S-8, to be filed on August 13, 2015, of our report dated March 29, 2015 on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013, which report was included in the Annual Report on Form 10-K of the Company filed March 31, 2015.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook, New Jersey
August 13, 2015